Exhibit 2.2

Lelantos Holdings Certificate of Incorporation

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LELANTOS HOLDINGS, INC.

The undersigned, Nathan Puente, hereby certifies that:

1. He is the duly elected President and Chief Executive Officer of Lelantos Holdings, Inc., a Florida corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Florida on September 26, 2022 under the original name of Lelantos Holdings, Inc.

3. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE II

The address of the Corporation's registered office in the State of Florida is 7901 4th St N STE 300, St. Petersburg, County of Pinellas 33702. The name of its registered agent at such address is Regstered Agents Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporations Act.

ARTICLE IV

A. **Common Stock and Preferred Stock.**

The total number of shares of stock that the Corporation shall have the authority to issue is:

500,000,000 shares of common stock par value $0.0001 per share ("Common Stock"),

Ten million (10,000,000) shares of Preferred Series A, par value $0.0001 (Preferred A), that have the ability to convert 10:1 into common stock.

Two million, five hundred thousand (2,500,000,000) shares of Preferred Series B, par value $0.0001 (Preferred B), that have the ability to convert 50:1 into common stock.

One hundred fifty thousand (150,000) shares of Preferred Series C, par value $0.0001 (Preferred C), that have the ability to convert 50:1 into common stock.

B. Rights, Preferences and Restrictions of Preferred Stock.
Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the Corporation ("Board of Directors") prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as maybe adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of the Directors (the "Voting Stock"), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

1. **Liquidation.**
    a. **Preference.** In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) $1.00 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series A Preferred Stock then held by them, (ii) $.50 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series B Preferred Stock then held by them, (iii) $.25 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series C Preferred Stock then held by them, plus declared but unpaid dividends (each such amount being the “Applicable Liquidation Amount”). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the

holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

b. **Remaining Assets.** Upon the completion of the distribution required by Section 2(a) above, if assets remain in the Corporation, all of the remaining assets of the Corporation shall be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock then held by them.

c. Notwithstanding paragraphs (a) and (b) above, upon a liquidation, dissolution, or winding up of the Company, the holders of Preferred Stock shall receive at the closing (or upon the occurrence of such event if no closing is scheduled to occur) (and at each date after such closing (or such occurrence, if applicable) on which additional amounts (such as earnout payments, escrow amounts or other contingent payments) are paid to stockholders of the Company as a result of the event) in cash, securities or other property (valued as provided in Section 2(d)(ii)) below) an amount with respect to each series of Preferred Stock that, when added to all other amounts previously paid under this paragraph (c), is equal to the greater of: (1) the Applicable Liquidation Amount, and (2) the amount that the holders of such series of Preferred Stock would have been entitled to receive had they converted their shares of Preferred Stock into Class B Common Stock immediately prior to such event at the then effective Conversion Price for each such series (as defined below).

d. **Certain Acquisitions.**
    i. **Deemed Liquidation.** For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, shall be deemed to occur if the Corporation shall either (1) sell, lease, convey, or otherwise dispose of all or substantially all of its assets or business or (2) (A) merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation) or (B) effect any transaction or series of related transactions in which the stockholders of the Corporation immediately prior to such transaction or series of related transactions (and prior to any acquisition of shares of stock of the Corporation effected in connection with such transaction or series of related transactions), own in the case of either subclauses (A) or (B) less than 50% of the Corporation's voting power (or the voting power of the surviving entity in such transaction or series of related transactions) immediately after such transaction or series of related transactions (any such transaction, a "Liquidation Transaction"), provided that none of the

following shall be considered a Liquidation Transaction: (i) a merger effected exclusively for the purpose of changing the domicile of the Corporation or (ii) an equity financing in which the Corporation is the surviving corporation.

ii. **Valuation of Consideration.** In the event of a deemed liquidation as described in Section 2(d)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

1. Securities not subject to investment letter or other similar restrictions on free marketability:
    a. If traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the deemed liquidation;
    b. If actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the deemed liquidation; and
    c. If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.
2. The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(d)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

    For purposes of this Section 2(d)(ii), "trading day" shall mean any day which the exchange or system on which the securities to be distributed are traded is open and "closing prices" or "closing bid prices" shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or The Nasdaq Stock Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the

regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

iii. **Notice of Liquidation Transaction.** The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days prior to the stockholders' meeting called to approve such Liquidation Transaction, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Restated Certificate, all notice periods or requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of the voting power of the outstanding shares of Preferred Stock that are entitled to such notice rights.

iv. **Effect of Noncompliance.** In the event the requirements of this Section 2(d) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(d)(iii).

2. **Redemption.** The Preferred Stock is not redeemable.

3. **Conversion.** The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

a. **Right to Convert.** Subject to Section 4(c), each share of Series B Preferred Stock, and Series C Preferred Stock, shall be convertible, at the option of the holder thereof, at any time after the date of that the stock becomes unrestricted as defined by their shareholder agreement in accordance with rules and regulations for converting stock on the OTC Market, into such number of fully paid and nonassessable shares of as is determined by multiplying the amount of preferred shares by fifty (50).

b. **Automatic Conversion.** Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the applicable Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation's sale of its Common Stock and/or Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), the public offering price of which results in aggregate cash proceeds to the Corporation of not less than $100,000,000 (net of underwriting discounts and commissions) or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis.

c. **Mechanics of Conversion.** Before any holder of shares of any series of Preferred Stock shall be entitled to convert such shares into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, by a transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued, as applicable. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the

sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

d. **Determination of Consideration.** In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

e. **Notices of Record Date.** In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

f. **Reservation of Stock Issuable Upon Conversion.** The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

g. **Notices.** Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

h. No Impairment. The Corporation will not, except with the approval required by Section 6 hereof and applicable law, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, consolidation, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

4. **Status of Converted Stock.** In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

C. **Definitions.** For purposes of this Article IV:

1. "Family Member" shall mean with respect to any natural person who is a Qualified Stockholder, the spouse, parents, grandparents, lineal descendents, siblings and lineal descendants of siblings of such Qualified Stockholder.

2. "Qualified Stockholder" shall mean (a) the registered holder of a share of Common Stock immediately following the Covered Security Date; (b) the initial registered holder of any shares of Common Stock that are originally issued by the Corporation after the Covered Security Date pursuant to the exercise or conversion of options or warrants or settlement of restricted stock units (RSUs) that, in each case, are outstanding as of the Covered Security Date; (c) each natural person who Transferred shares of or equity awards for Common Stock (including any option or warrant exercisable or convertible into or any RSU that can be settled in shares of Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder pursuant to subclauses (a) or (b) of this Section (E)(2); and (d) a Permitted Transferee.

3. "Permitted Entity" shall mean with respect to a Qualified Stockholder (a) a Permitted Trust (as defined below) solely for the benefit of (i) such Qualified Stockholder, (ii) one or

more Family Members of such Qualified Stockholder and/or (iii) any other Permitted Entity of such Qualified Stockholder, or (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder and/or (iii) any other Permitted Entity of such Qualified Stockholder.

4. “Transfer” of a share of Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:

1. The granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

2. entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Common Stock that (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or

3. the pledge of shares of Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”.

   A “Transfer” shall also be deemed to have occurred with respect to a share of Common Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Covered Security Date, of a majority of the voting power of the

voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Covered Security Date, holders of voting securities of any such entity or Parent of such entity. “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

5. “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Common Stock:
   a. by a Qualified Stockholder to (i) one or more Family Members of such Qualified Stockholder, or (ii) any Permitted Entity of such Qualified Stockholder; or
   b. by a Permitted Entity of a Qualified Stockholder to (i) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, or (ii) any other Permitted Entity of such Qualified Stockholder.

6. “Permitted Transferee” shall mean a transferee of shares of Common Stock received in a Transfer that constitutes a Permitted Transfer.

7. “Permitted Trust” shall mean a bona fide trust where each trustee is (a) a Qualified Stockholder, (b) Family Member or (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.

8. “Voting Control” shall mean, with respect to a share of Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

ARTICLE V

The corporation shall have perpetual existence.

ARTICLE VI

The governing board of this corporation shall be known as the Board of Directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this corporation. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

1. To manage and govern the corporation by majority vote of members present at any regular or special meetings at which a quorum shall be present unless the act of a greater number is required by the laws of the state of incorporation, these Articles of Incorporation, or the Bylaws of the Corporation.

2. To make, alter, or amend the Bylaws of the corporation at any regular or special meeting.

3. To open, amend, or alter classes of stock

4. To fix the amount to be reserved as working capital over and above its capital stock paid in.

5. To authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.

6. To designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided by resolution or in the Bylaws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation. Such committee or committees shall have such name or names as may be stated in the Bylaws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

7. The Board of Directors shall have power and authority to sell, lease, exchange or otherwise dispose of all or substantially all of the property and assets of the corporation, if in the usual and regular course of its business, upon such terms and conditions as the Board of Directors may determine without vote or consent of its shareholders.

8. The Board of Directors shall have power and authority to sell, lease, exchange or otherwise dispose of all or substantially all the property or assets of the corporation, including its goodwill, if not in the usual and regular course of its business, upon such terms and conditions as the Board of Directors may determine, provided that such sale shall be authorized or ratified by the affirmative vote of the shareholders of at least a majority of the shares entitled to vote thereon at a shareholders' meeting called for that purpose, or when authorized or ratified by written consent of the shareholders.

9. The Board of Directors shall have the power and authority to merge or consolidate the corporation upon such terms and conditions as the Board of Directors may authorize, provided that such merger or consolidation is approved or ratified by the affirmative vote of the shareholders of at least a majority of the shares entitled to vote thereon at a shareholders meeting called for that purpose, or when authorized or ratified by the written consent of the shareholders. The corporation shall be dissolved upon the affirmative vote of the shareholders of at least a majority of the shares entitled to vote thereon at a meeting called for that purpose, or when authorized or ratified by the written consent of the shareholders. The corporation shall revoke voluntary dissolution proceedings upon the affirmative vote of the shareholders of at least a majority of the shares entitled to vote at a meeting called for that purpose, or when authorized or ratified by the written consent of the shareholders.

10. The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VII

These Articles of Incorporation may be amended by a majority vote and resolution of the Board of Directors at any time.

ARTICLE VIII

The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and the same are in furtherance of and not in limitation of the powers conferred by law.

1. No contract or other transactions of the corporation with any other person, firm or corporation, or in which this corporation is interested, shall be affected or invalidated by (a) the fact that any one or more of the directors or officers of this corporation is interested in or is a director or officer of such other firm or corporation; or (b) the fact that any director or officer of this corporation, individually or jointly with others, may be a party to or may be interested in any such contract or transaction, so long as the contract or transaction is authorized, approved or ratified at a meeting of the Board of Directors by sufficient vote thereon by directors not interested therein, to whom such fact or relationship or interest has been disclosed, or so long as the contract or transaction is fair and reasonable to the corporation. Each person who may become a director or officer of the corporation is hereby relieved from any liability that might otherwise arise by reason of his contracting with the corporation for the benefit of himself or any firm or corporation in which he may be in any way interested.

2. The officers, directors and other members of management of this corporation shall be subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which this corporation has expressed an interest as determined from time to time by the corporation's Board of Directors as evidenced by resolutions appearing in the corporation's minutes. When such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors and other members of management of this corporation shall be disclosed promptly to this corporation and made available to it. The Board of Directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself of such opportunity. Until such time as this corporation, through its Board of Directors has designated an area of interest, the officers, directors and other members of management of this corporation shall be free to engage in such areas of interest on their own, and the provisions hereof shall not limit the rights of any officer, director or other member of management of this corporation to continue a business existing prior to the time that such area of interest is designated by this corporation. This provision shall not be construed to release any employee of the

corporation (other than an officer, director or member of management) from any duties which he may have to the corporation.

ARTICLE IX

Meetings of shareholders may be held at any time and place as the Bylaws shall provide. At all meetings of the shareholders, one-third of all shares entitled to vote shall constitute a quorum.

ARTICLE X

Cumulative voting shall not be allowed.

ARTICLE XII

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless otherwise provided in the Bylaws of the Corporation.

ARTICLE XIII

1. To the fullest extent permitted by Florida Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

2. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

3. Neither any amendment nor repeal of this Article XIII nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article XIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article XIII would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

The foregoing second Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and applicable voters.

Executed in Tucson, Arizona,
November 28, 2023

/s/ Nathan Puente
Nathan Puente, President and Chief Executive Officer